Exhibit 10.13
PERSONAL AND CONFIDENTIAL

Hand delivery

To: Frederic de Wilde                   Lausanne, June 30, 2015

Dear Frederic,

We are pleased to confirm your promotion, effective July 1, 2015, to the position of President European Union Region, reporting to Mr. Andre Calantzopoulos, Chief Executive Officer PMI.

Your gross base salary has been increased

            from     CHF 805’012.-- annually        CHF 61’924.-- monthly
            to      CHF 825’006.-- annually         CHF 63’462.-- monthly
Your grade has been changed and will now be 25.
Following the change in grade and salary, your new Comparatio will now be 92%.

You will continue to be entitled to participate in the PMI Variable Compensation schemes.

Incentive Compensation Award Program
As a grade 25 employee, you will be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2012 Performance Incentive Plan (or any similar plan in the future). Each eligible employee has an annual IC award target that assumes a PMI company performance rating and an individual performance rating of 100.
As a grade 25 employee, for 2015 your target is 100% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Equity Award Program
As a grade 25 employee, you will be eligible to participate in the Equity Award Program, which is administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2012 Performance Incentive Plan (or any similar plan in the future). Each eligible employee has an annual equity award target that assumes a PMI company performance rating and an individual performance rating of 100.
As a grade 25 employee, for 2015 your target is 175% of your annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

The Incentive Compensation and Equity Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets

Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

It is agreed and understood that this letter will for all purposes be regarded as a continuation of your employment with Philip Morris International Management SA.

All other conditions relating to your employment with Philip Morris International Management SA remain as stated in your employment contract and, if applicable, in any subsequent amendments.

Please confirm your agreement to this letter by signing the attached copy and returning it to HR Services Switzerland in Lausanne.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

/s/ PAUL HOGG	/s/ RALF ZYSK
Paul Hogg	Ralf Zysk
Director Human Resources Strategy & Planning	Vice President Compensation & Benefits and International Assignments PMI

Read and approved:	/s/ FREDERIC DE WILDE	Date:	July 6, 2015
(Frederic de Wilde)

For distribution: R. Zysk
ref:ko
Philip Morris International Management SA, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01